Exhibit 2.3

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of September 8, 2016, is by and between Lpath, Inc., a Delaware corporation (“Lpath”), Apollo Endosurgery, Inc., a Delaware corporation (“Buyer”), and the undersigned holder (the “Stockholder”) of securities of Buyer.

WHEREAS, as of the date hereof, the Stockholder is the holder of that number and type of shares of Buyer Capital Stock set forth opposite the Stockholder’s name on the signature page hereto (all such shares set forth on the signature page, together with any shares of Buyer Common Stock and Buyer Preferred Stock that are hereafter issued to or otherwise acquired or owned by the Stockholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Lpath, Lpath Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Lpath, and Buyer propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Merger Sub to merge with and into Buyer (the “Merger”) with Buyer to survive the Merger and to become a wholly-owned subsidiary of Lpath, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Lpath has required that the Stockholder, and as an inducement and in consideration therefor, the Stockholder (in the Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT; GRANT OF PROXY

The Stockholder hereby covenants and agrees that:

1.1. Voting of Subject Shares. At every meeting of the holders of Buyer Capital Stock (the “Buyer Stockholders”), however called, and at every adjournment or postponement thereof (or pursuant to a written consent if Buyer Stockholders act by written consent in lieu of a meeting), the Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote the Stockholder’s Subject Shares (a) in favor of (i) adoption of the Merger Agreement and approval of the Contemplated Transactions, (ii) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement and approval of the Contemplated

Transactions on the date on which such meeting is held, and (iii) any other matter necessary to consummate the transactions contemplated by the Merger Agreement that are considered and voted upon by Buyer Stockholders; and (b) against any Acquisition Proposal.

1.2. No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, the Stockholder shall not, directly or indirectly, (a) create any Encumbrance other than restrictions imposed by applicable law, pursuant to this Agreement or pursuant to the governance documents of Buyer on any Subject Shares, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of the Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or (e) take any action that, to the knowledge of the Stockholder, would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect, or have the effect of preventing the Stockholder from performing its obligations hereunder. Notwithstanding the foregoing, (i) the Stockholder may make Transfers of Subject Shares by will, operation of law, Transfers for estate planning purposes or Transfers for charitable purposes or as charitable gifts or donations, to any investment fund or other entity controlled or managed by the Stockholder, or if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an Affiliate of the Stockholder, in which case the Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Stockholder or the transferee provides Lpath with a copy of such agreement promptly upon consummation of any such Transfer and (ii) the Stockholder may take all actions reasonably necessary to consummate the transactions contemplated by the Merger Agreement, including, without limitation, converting all shares of Buyer Preferred Stock into shares of Buyer Common Stock and converting all promissory notes of Buyer held by the Stockholder into shares of Buyer Preferred Stock or Buyer Common Stock.

1.3. Documentation and Information. The Stockholder shall permit and hereby authorizes Lpath and Buyer to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Lpath or Buyer reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments and obligations under this Agreement; provided that Lpath and the Buyer, as applicable, shall afford the Stockholder reasonable advanced notice to review and comment on such disclosure. Buyer is an intended third-party beneficiary of this Section 1.3.

1.4. Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to the Subject Shares. The Stockholder hereby irrevocably appoints Lpath as attorney-in-fact and proxy for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to: (a) attend any and all meetings of Buyer Stockholders held for the matters addressed in Section 1.1, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Stockholder’s Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of Buyer Stockholders or in connection with any action sought to be taken by written consent of Buyer Stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of Buyer Stockholders or in connection with any action sought to be taken by written consent without a meeting. Lpath agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder, as applicable) until the termination of the Merger Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. The Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of Buyer. The Stockholder hereby affirms that the proxy set forth in this Section 1.4 is given in connection with and granted in consideration of and as an inducement to Lpath to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1.1. The proxy set forth in this Section 1.4 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2.

1.5. No Solicitation of Transactions. The Stockholder shall not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or knowingly facilitate or encourage the submission of, any Acquisition Inquiry or Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise knowingly cooperate with respect to, or knowingly facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Inquiry or Acquisition Proposal. The Stockholder hereby represents and warrants that it, he or she has read Section 4.5 of the Merger Agreement and agrees not to facilitate or participate in any actions prohibited thereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Lpath that:

2.1. Authorization; Binding Agreement. The Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby. The Stockholder has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights (the “Enforceability Exceptions”).

2.2. Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Stockholder’s Subject

Shares and has good and marketable title to the Subject Shares free and clear of any Encumbrances (including any restriction on the right to vote or otherwise transfer the Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) subject to any risk of forfeiture with respect to any shares of Common Stock granted to the Stockholder under an employee benefit plan of Buyer and (d) as provided in the bylaws of Buyer or as provided in either that certain Second Amended and Restated Stockholders Agreement dated October 28, 2013, or as provided in that certain Second Amended and Restated Investors’ Rights Agreement dated October 28, 2013, as each may be further amended, provided that any such amendment shall not amend the Stockholder’s obligations hereunder. The Subject Shares listed opposite the Stockholder’s name constitute all of the shares of Buyer Capital Stock owned by the Stockholder as of the date hereof. Except pursuant to this Agreement and the Merger Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Subject Shares.

2.3. Voting Power. Except as set forth on the signature page hereto, the Stockholder has full voting power, with respect to the Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Subject Shares. None of the Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except (a) as provided in that certain Second Amended and Restated Stockholders Agreement dated October 28, 2013, as may be further amended, provided that any such amendment shall not amend the Stockholder’s obligations hereunder, and (b) as provided hereunder.

2.4. Reliance. The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder understands and acknowledges that Lpath is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

2.5. Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened in writing against, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LPATH AND BUYER

Lpath represents and warrants to the Stockholder that:

3.1. Organization; Authorization. Lpath is a corporation duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the State of Delaware. The consummation of the transactions contemplated hereby is within Lpath’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Lpath. Lpath has full power and authority to execute, deliver and perform this Agreement.

3.2. Binding Agreement. This Agreement has been duly authorized, executed and delivered by Lpath and constitutes a valid and binding obligation of Lpath enforceable against Lpath in accordance with its terms, subject to the Enforceability Exceptions.

Buyer represents and warrants to the Stockholder that:

3.3. Organization; Authorization. Buyer is a corporation duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the State of Delaware. The consummation of the transactions contemplated hereby is within Buyer’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Buyer. Buyer has full power and authority to execute, deliver and perform this Agreement.

3.4. Binding Agreement. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS

4.1. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including via electronic mail or facsimile transmission) and shall be given, (a) if to Lpath or Buyer, in accordance with the provisions of the Merger Agreement and (b) if to the Stockholder, to the Stockholder’s address, email address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as the Stockholder may hereafter specify in writing to Lpath and to Buyer for the purpose by notice to Lpath and to Buyer.

4.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 4.2 shall relieve either party from liability for any breach of this Agreement prior to termination hereof and (y) the provisions of this Article IV shall survive any termination of this Agreement.

4.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as set forth in Section 1.3, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Lpath and Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve Lpath or Buyer, as applicable, of any of its obligations hereunder.

4.5. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Lpath and the Stockholder hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery, or if such court does not have proper jurisdiction, then the federal courts located in the State of Delaware, and appellate courts therefrom, (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.6. Counterparts. The parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including by electronic signature, in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Each party that delivers such a signature page agrees to later deliver an original counterpart to the other party that requests it.

4.7. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

4.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9. Specific Performance. The parties hereto agree that Lpath and Buyer would be irreparably damaged if for any reason any Stockholder fails to perform any of its obligations under this Agreement and that Lpath and Buyer may not have an adequate remedy at law for money damages in such event. Accordingly, each of Lpath and Buyer, as applicable, shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

4.10. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

4.12. Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable law to perform their respective obligations as expressly set forth under this Agreement.

4.13. Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

4.14. Capacity as Stockholder. The Stockholder signs this Agreement solely in the Stockholder’s capacity as a Stockholder of Buyer, and not in the Stockholder’s capacity as a director, officer or employee of Buyer or any of its Subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Buyer in the exercise of his or her fiduciary duties as a director or officer of Buyer or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Buyer or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.15. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the board of directors of each of Buyer and Lpath has each approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of Buyer’s or Lpath’s, as applicable, organizational documents, the possible acquisition of Buyer by Lpath pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

LPATH, INC.

By:
Name:
Title:

APOLLO ENDOSURGERY, INC.

By:
Name:
Title:

[Signature Page to Apollo Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER:

(Print Name of Stockholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

(Social Security or Tax I.D. Number)

Shares beneficially owned on the date hereof:

               shares of Buyer Common Stock

               shares of Series A Preferred Stock

               shares of Series B Preferred Stock

               shares of Series C Preferred Stock

               shares of Series D Preferred Stock

[Signature Page to Apollo Support Agreement]